Exhibit 10.81

LIMITED WAIVER AND FORBEARANCE AGREEMENT

THIS LIMITED WAIVER AND FORBEARANCE AGREEMENT (the Agreement”), is dated as of October 1, 2012 (the “Effective Date”), by and between BioHeart, Inc., a corporation organized under the laws of Florida (the “BioHeart”), and NorthStar Biotech Group, LLC, a Florida limited liability company (“NorthStar”).

WHEREAS, BioHeart is indebted to NorthStar, as successor to Blue Crest Capital Finance, L.P. (“Blue Crest”) under a Loan and Security Agreement dated May 30, 2007(the “Loan Agreement”), which is evidenced by a promissory note dated June 1, 2007 from BioHeart to Blue Crest in the original principal amount of $5,000,000 (the “Note”); and

WHEREAS, the obligations evidenced by the Note are secured by, among other things, a lien in favor of Blue Crest on the “Collateral” as defined in Paragraph 5.1 of the Loan Agreement(hereinafter, the Loan Agreement, Note and the Security Interest shall collectively be referred to herein as the “Loan Documents ”); and

WHEREAS, the Note requires that BioHeart make payments of principal and interest to Blue Crest on or before the first (1st) day of each calendar month beginning on first day of the first month following execution of the Loan Documents and ending on thirty—six month anniversary thereof (the “Maturity Date ”); and

WHEREAS, commencing on or about February 1, 2012, BioHeart failed to make required monthly payments of principal and interest to Blue Crest under the Note, and instead made payments of interest only to Blue Crest from and after such date; and

WHEREAS, on or about February 29, 2012, Blue Crest sold, assigned and transferred to NorthStar its right, title and interest under the Loan Documents (the “Loan Transfer Date ”), whereby NorthStar became the payee and holder of Blue Crest's right, title and interest in the Loan Documents and successor to Blue Crest's interests thereunder; and

WHEREAS, following transfer of the Loan Documents, BioHeart and NorthStar have agreed to a restructuring of BioHeart's obligations to NorthStar thereunder on the terms set-forth herein under which, among other things, NorthStar will forebear from exercising its rights and remedies under the Loan Documents, and will agree to receive certain shares of stock in BioHeart in lieu of cash payments under the Loan Documents.

NOW, THEREFORE, in consideration of the promises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, BioHeart and NorthStar agree as follows:

ARTICLE I.
RECAPITALIZATION/FOREBEARANCE CONSIDERATION

Section 1.1    Recapitalization of Defaulted Payments. On the Effective Date, all sums owed by BioHeart to NorthStar under the Loan Documents for, among other things, principal, interest, late charges, default interest, penalties, professional fees, shall be added to the principal balance of the Note and shall be recapitalized as the new principal balance owed thereunder (the “New Loan Balance ”). The maturity date of the Note shall be extended perpetually, and the obligations evidenced by the Note shall be deemed to have been paid in full when the value of the consideration provided to NorthStar by BioHeart equals or exceeds the New Loan Balance and all accrued and unpaid interest, costs and expenses (including, among others, legal fees) of any sort owed at the requested pay-off date (the “Accrued Expenses ”). For purposes of clarity, the New Loan Balance may be retired and paid in full when requested by BioHeart in writing, provided that the value of all consideration paid or provided by BioHeart to NorthStar in cash or stock, shall equal or exceed the New Loan Balance and all Accrued Expenses. If a dispute exists as to the value of consideration provided by BioHeart to NorthStar (for purposes of retirement of the New Loan Balance and the Accrued Expenses), the dispute shall be resolved with the assistance of an investment banking firm or appraiser agreed to by and among the parties. If an agreement on the name/identity of an investment banker/appraiser cannot be reached, one shall be appointed by the American Arbitration Association (see “Dispute” section below).

Section 1.2    Consideration in Lieu of Payments. Commencing on the Effective Date, the Loan Documents shall be modified to reflect that BioHeart is relieved of making further payments of cash or cash equivalents to NorthStar thereunder. Instead, NorthStar shall receive the following consideration in lieu of repayment of the obligations evidenced by the Loan Documents:

(a)

Unrestricted Common and Preferred Stock. On the Effective Date, BioHeart shall convert the sum of two hundred and ten thousand dollars ($210,000) from the Loan Documents, without any additional consideration, in exchange for the issuance to NorthStar of of 10,000,000 shares of common stock, and 5,000,000 shares of preferred stock, at a price of $0.014 per share, such stock, based on the age of the debt and other factors pursuant to Rule 144, shall be issued without the restrictive legend. Consequently, following this securities exchange, the New Loan Balance shall be reduced by two hundred and ten thousand dollars ($210,000) . Such shares shall not be subject to dilution.

(b)

Unrestricted Preferred Stock. NorthStar shall receive a distribution of additional, preferred shares in BioHeart equal in lieu of payment in cash of accrued and unpaid interest on the New Loan Balance on each six (6) month anniversary of the Effective Date, which shall be payable in shares of preferred stock in BioHeart. Such shares shall be issued without the restrictive legend provided that all factors underlying Rule 144 are satisfied. As specified in Paragraph 1.4, interest shall accrue at the rate of twelve and eight-five hundreds of one percent (12.85%) per year on the principal balance owed hereunder. Such shares shall not be subject to dilution.

(c)

New Lien on Assets. On the Effective Date, BioHeart shall execute in favor of NorthStar a revised security agreement granting NorthStar a lien on the following assets of BioHeart, which do not presently serve as security under the Loan Agreements: all patents, patent applications, trademarks, service marks, copyrights and intellectual property rights of any nature, as well as the results of all clinical trials, know-how for preparing Myoblasts, old and new clinical data, existing approved trials, all right and title to Myoblasts, clinical trial protocols and other rights and property interests as may be agreed to by the parties.

(d)

License Rights. On the Effective Date, BioHeart shall provide NorthStar with a perpetual, license on products set-forth in Exhibit A for resale, relicensing and commercialization outside of the United States. The license shall be set-forth in a written agreement between NorthStar and BioHeart, the terms of which shall be subject to negotiations (the “NorthStar License Agreement ”). The license shall include, without limitation, the products in Exhibit A and all intellectual property rights owned by BioHeart including, without limitation, patents, copyrights, trademarks, service marks and all other forms of intellectual property, and subject to industry standard terms and conditions. Once BioHeart raises sufficient monies to conduct the BioHeart Phase II/III FDA-Approved Trials for “MARVEL,” NorthStar shall receive a perpetual, license on products set-forth in Exhibit A for resale, relicensing and commercialization within the United States; and

(e)

Unrestricted Warrants for Additional Shares. On the Effective Date, BioHeart shall issue NorthStar the right to receive 15,000,000 warrants for unrestricted common stock in BioHeart at a price of $0.014 per share. Such new shares shall not be subject to dilution.

Section 1.3      Royalty. In connection with the transactions described in Paragraphs 1.1 and 1.2 above, and under the terms of the NorthStar License Agreement, NorthStar shall pay BioHeart a royalty of up to eight (8%) percent on the revenues generated from the resale, relicensing and/or commercialization of the Products identified in Exhibit A to the NorthStar License Agreement. After the New Loan Balance is paid in full, NorthStar shall pay BioHeart the following royalties:

GROSS REVENUES PER YEAR	ROYALTY
Up to $1,000,000	8%
Between $1,000,001 and $2,000,000	7%
Between $2,000,001 and $3,000,000	6%
Between $3,000,001 and $4,000,000	5%
In excess of $4,000,000	4%

Section 1.4      Interest Accrual.  Commencing on the Effective Date, interest on the New Loan Balance shall accrue at the rate of twelve and eighty-five hundreds of one percent (12.85%) per year on the principal balance owed hereunder.

ARTICLE II.
AGREEMENT TO WAIVE AND FORBEAR

Section 2.1      Waiver.

(a)

In connection with the consideration provided by BioHeart to NorthStar hereunder, NorthStar shall waive, from the Effective Date through to the earlier of termination or expiration of the Agreement, or satisfaction of the obligations evidenced thereunder (the “Agreement End Date ”), any “Default” or “Event of Default” that has arisen under the Loan Documents prior to the Effective Date hereof (the “Waived Matters ”). >Notwithstanding the foregoing, Waived Matters shall not include “Defaults” or “Events of Default” that occur subsequent to the Effective Date.

Section 2.2      Forbearance.

(a)

In exchange for the payments made, and consideration provided under this Agreement, NorthStar shall forbear from taking or exercising any Enforcement Action in connection with the Waived Matters (the “Forbearance ”). For purposes of this Agreement, the term “Enforcement Action” means any and all action in a court of competent jurisdiction or otherwise to enforce NorthStar's rights under the Loan Documents, Florida law or otherwise against BioHeart, and that may be subject of attachment, garnishment or seizure or other remedy by NorthStar under the Loan Documents.

(b)

BioHeart agrees that all consideration to be provided by it under Article I must be provided by it and received by NorthStar on a timely basis. Failure to timely provide any such consideration on a timely basis shall constitute a breach of this Agreement. In such event, upon thirty (30) days' written notice to BioHeart, NorthStar may terminate the Agreement and the waivers and forbearances hereunder, unless BioHeart cures the breach within such thirty (30) day period.

(c)

In the event that this Agreement is breached, NorthStar reserves the exclusive right to accept or reject, in its sole discretion, any tendered cure of such breach if the cure is less than the full amount owed to it under the terms of this Agreement, without prejudice of its rights.

(d)

BioHeart and NorthStar agree that each and every payment, transfer, grant, pledge or other tender of consideration hereunder shall be applied as stated, and shall not be returned by NorthStar in the event of BioHeart's breach of this Agreement.

(e)

Acceptance of funds under this Agreement by NorthStar shall not constitute a waiver of any rights or defaults under the Loan Documents. BioHeart agrees that, in the event of a breach of this Agreement, the debt owed to NorthStar under the Loan Documents has been properly accelerated, and is due and owing in full in the amount stated herein.

Section 2.3      Further Action by BioHeart. As soon as practicable after the Effective Date, BioHeart shall take all such further action, to facilitate or further effectuate the waiver of the Waived Matters and the Forbearance as requested by NorthStar and as required to fulfill its obligations hereunder.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF BIOHEART

BioHeart represents and warrants to NorthStar as follows:

Section 3.1      Due Authorization and Enforceability. This Agreement has been duly executed and delivered by BioHeart and, assuming due authorization, execution and delivery by NorthStar, is a valid and binding obligation of BioHeart, enforceable against BioHeart in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

Section 3.2      Non-Contravention. The execution and delivery by BioHeart of this Agreement does not and will not, with or without the giving of notice or the lapse of time, or both (i) result in any violation of any terms of agreements to which BioHeart is bound; (ii) conflict with or result in a breach by BioHeart of the terms or provisions of, or constitute a default under, any mortgage, deed of trust or other agreement or instrument to which he is a party or by which he or any of its properties or assets is or are bound or affected; or (iii) violate or contravene any applicable law, rule or regulation or any decree, judgment or order of any court or Governmental Body having jurisdiction over BioHeart or any of its properties or assets, except for such conflicts, breaches, defaults or violations as would not have a material adverse effect on the financial condition of BioHeart, taken as a whole and, if anything, improves the financial condition of BioHeart. For purposes of this Agreement, the term “Governmental Body” means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision thereof, or any federal or state court or arbitrator.

Section 3.3      Non-Assignment. BioHeart has not assigned its rights, or delegated its duties, under the Loan Documents to any other person or entity.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF NORTHSTAR

NorthStar, solely on its own behalf, represents and warrants to BioHeart as follows:

Section 4.1      Ownership. NorthStar is the beneficial owner and holder of the Loan Documents, >and has not assigned its right, title or interest therein to another person or entity.

Section 4.2      Terms of Agreement. The terms of this Agreement were the result of negotiations between NorthStar and BioHeart, and each was given the opportunity to review and comment upon the proposed terms of this Agreement with sophisticated counsel of its own choosing.

ARTICLE V.
CONDITIONS PRECEDENT TO EFFECTIVENESS

Section 5.1      This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied or waived, as determined by NorthStar:

(a)

NorthStar shall have received this Agreement, duly executed and delivered by BioHeart.

(b)

BioHeart shall have (i) made the transfers and grants required of it to NorthStar on or prior to the Effective Date as specified in Article 1.

ARTICLE VI.
MISCELLANEOUS

Section 6.1      Costs, Expenses and Taxes. BioHeart shall pay NorthStar's fees, costs and expenses (including, among others, legal fees) incurred in connection with the preparation, execution and delivery of this Agreement. BioHeart shall also pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement.

Section 6.2      Survival of Representations. The representations, warranties, covenants and agreements of BioHeart and NorthStar contained in this Agreement shall survive the consummation and termination of this Agreement.

Section 6.3      Prior Agreements. This Agreement and the other agreements contemplated hereby constitute the entire agreement between the parties concerning the subject matter hereof, and supersedes any prior representations, understandings or agreements. There are no representations, warranties, agreements, conditions or covenants, of any nature whatsoever (whether express or implied, written or oral) between the parties hereto with respect to such subject matter except as expressly set forth herein.

Section 6.4      Severability. The invalidity or unenforceability of any provision hereof shall in no >way affect the validity or enforceability of any other provision or the validity and enforceability of this Agreement in any other jurisdiction.

Section 6.5      Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Florida, without giving effect to applicable choice of law principles to the extent that the application of the laws of another jurisdiction would result thereby. Lxclusive venue for any dispute resolution proceeding shall be Broward County, Florida.

Section 6.6      Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or the transactions contemplated hereby and for any counterclaim therein.

Section 6.7      Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of, or affect the interpretation of, this Agreement.

Section 6.8      Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart. A facsimile or electronic mail transmission of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

Section 6.9      Assignment; Binding Effect. BioHeart shall not convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of NorthStar. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement will limit or otherwise restrict the ability of NorthStar to transfer the Loan Documents to another party.

Section 6.10    Waiver; Remedies. No delay on the part of NorthStar in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of NorthStar of any right, power or privilege under this Agreement, operate as a waiver of any other right, power or privilege of such party under this Agreement, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

Section 6.11    Atnendment. This Agreement may be modified or amended, and any termhereof waived, only by written agreement of all of the parties to this Agreement,

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, havecaused this Agreement to be executed by their respective duly authorized officers, as of the datefirst above written.

NORTHSTAR BIOTECH GROUP, LLC

By:
Name: Title: Managing Partner

BIOHEART, INC.

By:
Name: Title:

AMENDMENT TO
LIMITED WAIVER AND FORBEARANCE AGREEMENT

This amendment to the Limited Waiver And Forbearance Agreement, as amended, (“Amendment ”) is made by and between NorthStar Biotech Group, LLC (“NorthStar ”) and Bioheart, Inc. (“BioHeart” and collectively with Northstar, the “Parties ”).

WHEREAS, the NorthStar and BioHeart entered into a Limited Waiver and Forbearance Agreement, on October 1, 2012, as subsequently modified (the “Agreement ”); and

WHEREAS, Northstar and Bioheart now desire to further amend the Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties hereto hereby agree as follows:

1.

Section 1.2(d) of the Agreement is modified to read as follows:

License Rights.

On the Effective Date, BioHeart shall provide NorthStar with a perpetual license on products set-forth in Exhibit A for resale, relicensing and commercialization outside the United States. The license shall be set-forth in a written agreement between NorthStar and BioHeart, the terms of which shall be subject to negotiations (the “NorthStar license Agreement ”). The license shall include, without limitation, the products in Exhibit A and all intellectual property rights owned by BioHeart including, without limitation, patents, copyrights, trademarks, service marks and all other forms of intellectual property, and subject to industry standard terms and conditions. Once NorthStar provides a direct investment in the equity securities of Bioheart such that the aggregate capital in such investment provides sufficient capital for the benefit of BioHeart in order to permit BioHeart to satisfy the costs associated with conducting the BioHeart Phase II/III FDA- Approved Trials for “MARVEL”: NorthStar shall receive a perpetual license on products set-forth in Exhibit A for resale, relicensing and commercialization within the United States; provided, however, that BioHeart may, in its sole discretion, choose to decline such investment and retain the license. Bioheart agrees and acknowledges that if BioHeart chooses to decline the investment, and a vote of the shareholders and/or the Board of Directors of Bioheart is required, the affiliates of NorthStar shall recuse themselves from any vote.

2.

Miscellaneous. All capitalized terms used herein and not otherwise defined shall have the meanings assigned in the Agreement as amended. Except as modified herein, all covenants, terms and conditions of the Agreement as amended shall remain in full force and effect, which covenants, terms and conditions the parties hereby ratify and affirm. This Amendment may be executed in several counterparts, each one of which shall constitute an original and all collectively shall constitute but one instrument.

SIGNATURES ON FOLLOWING PAGE

1 | Page

Amendment To
Limited Waiver And Forbearance Agreement
by and between
NortbStar and BioHeart

IN WITNESS WHEREOF, the parties here cause this Amendment to be duly executed as of the date first above written.

Bioheart, Inc.

By:

Name: Mike Tomas

Title: Chief Executive Officer

Date:    09/17/14

NorthStar Biotech Group, LLC:

By:

Name: Charles A. Hart
Title: Managing Member

Date:    09/18/14

2 | Page

Amendment To
Limited Waiver And Forbearance Agreement
by and between
NortbStar and BioHeart